Exhibit 23(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of Books-A-Million, Inc. (the "Company") on Form S-8 of our report dated April 25, 2005 (which report includes an explanatory paragraph relating to the adoption of new accounting principles as described in Note 1 to the consolidated financial statements), incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended January 29, 2005, and of our report on the consolidated financial statement schedule, dated April 25, 2005, appearing in the Annual Report on Form 10-K of the Company for the year ended January 29, 2005.

/s/ Deloitte & Touche LLP
Birmingham, Alabama
June 17, 2005